Cytokinetics, Incorporated Christopher S. Keenan (Investors) Director, Investor Relations (650) 624-3000	Cytokinetics, Incorporated Scott R. Jordan (Media) Director, Corporate Development (650) 624-3000

CYTOKINETICS, INCORPORATED REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Company Updates Progress on Clinical Programs and Reports on Increased Research Focus

Recent Highlights Include Presentation of Clinical Data at Heart Failure Congress and ASCO

SOUTH SAN FRANCISCO, CA, July 31, 2008 – Cytokinetics, Incorporated (Nasdaq: CYTK), reported revenues from research and development collaborations of $3.1 million for the second quarter of 2008. Net loss for the second quarter of 2008 was $15.4 million, or $0.31 per share. As of June 30, 2008, cash, cash equivalents, restricted cash and long-term investments totaled $109.8 million.

“The second quarter showcased continuing progress in our cardiovascular program with the announcement of statistically significant data from an ongoing clinical trial of CK-1827452 in stable heart failure patients. These promising data reflect what we believe is the clinically relevant activity of this novel drug candidate,” stated Robert I. Blum, President and Chief Executive Officer. “In addition, we are sharpening our focus to areas in which we believe we have competitive advantage.  We have leveraged the expertise and capabilities in muscle contractility gained through our focus on cardiac muscle activators to identify novel modulators of skeletal and smooth muscle. During the second quarter, we announced the selection of a development compound that represents a potentially novel therapeutic approach to activating skeletal muscle.  This and other compounds arising from our programs directed to muscle biology may form a cornerstone to the company’s expanding pipeline and allow us to develop novel drugs targeting an array of potential clinical indications.”

Company Highlights

Cardiovascular

•	In June, as part of the Late Breaking Trials Session at the 2008 Heart Failure Congress of the European Society of Cardiology in Milan, Italy, Cytokinetics announced results from an interim analysis of an ongoing Phase IIa clinical trial evaluating CK-1827452 administered intravenously to patients with stable heart failure. The safety data from this analysis suggest that CK-1827452 was well-tolerated with no serious adverse events reported in patients exposed to the intended range of doses and plasma concentrations. A pharmacodynamic-pharmacokinetic analysis of data from 22 patients showed that when compared to placebo, CK-1827452 produced statistically significant and clinically relevant increases in Doppler-derived stroke volume and fractional shortening as a consequence of statistically significant prolongations of systolic ejection time. Cytokinetics continues to enroll patients in the fourth cohort of this trial.

•	Cytokinetics recently completed enrollment of the first cohort of patients in a Phase IIa trial designed to evaluate the safety and tolerability of both an intravenous and an oral formulation of CK-1827452 in patients with ischemic cardiomyopathy and angina. Cytokinetics is conducting an interim safety analysis of clinical data arising from the first cohort in order to enable the initiation of the second and final cohort.

•	Cytokinetics continues to screen patients for the potential initiation of an open-label, non-randomized Phase IIa clinical trial designed to evaluate an intravenous formulation of CK-1827452 administered to patients with stable heart failure undergoing clinically indicated coronary angiography in a cardiac catheterization laboratory.

•	During the quarter, Cytokinetics announced an update to an ongoing Phase I clinical trial of CK-1827452 to evaluate the potential for drug-drug interactions occurring via each of two drug-metabolizing enzymes. Cytokinetics continues to screen and enroll subjects in this trial.

•	In the second quarter, Cytokinetics provided results from two completed Phase I clinical trials of CK-1827452. Final results of the single-dose to multi-dose oral formulation trial showed CK-1827452 was well-tolerated with no drug-related serious adverse events and with dose-proportionality between the two dose levels studied. The second trial assessed three modified release formulations of CK-1827452; a formulation which reduced the peak and raised the trough plasma concentrations of this drug candidate without a substantial effect on overall bioavailability, as compared to an immediate release formulation, has been selected for further clinical testing.

Oncology

•	In June, at the Annual Meeting of the American Society of Clinical Oncology (ASCO), in Chicago Illinois, Cytokinetics announced interim data from the Phase I portion of the ongoing Phase I/II clinical trial of ispinesib, a novel kinesin spindle protein (KSP) inhibitor, administered as monotherapy as a first-line treatment in chemotherapy-naïve patients with locally advanced or metastatic breast cancer. The authors concluded that preliminary data suggest that ispinesib is well-tolerated when dosed on days 1 and 15 every 28 days at doses up to 12 mg/m2. Cytokinetics continues to enroll patients and dose-escalate in the Phase I portion of this trial.

•	Also at ASCO, the National Cancer Institute presented final data from a Phase I clinical trial designed to evaluate the safety, tolerability, pharmacodynamics, and pharmacokinetic profile of ispinesib as monotherapy administered to pediatric patients with relapsed or refractory solid tumors. The authors concluded that the maximum tolerated dose (MTD) on this schedule for this patient population was 9 mg/m2. The best response observed was stable disease at 7 courses. Three patients experienced stable disease for longer than 3 courses of therapy. The authors concluded that ispinesib was well-tolerated in pediatric patients, with neutropenia and hepatotoxicity representing the most commonly observed dose-limiting toxicities (DLTs).

•	In June, in association with proceedings at both ASCO and the 10th International Conference on Malignant Lymphoma in Lugano, Switzerland, interim data from the Phase I portion of a Phase I/II clinical trial of SB-743921, a novel KSP inhibitor, in patients with Hodgkin or non-Hodgkin lymphoma were presented. The authors concluded that the pattern of neutropenia onset and recovery support a dosing schedule for SB-743921 of days 1 and 15 of a 28-day cycle. This represents a greater dose density (0.43 mg/m2/day) than on the previously studied dosing regimen of 4 mg/m2 or 0.19 mg/m2/day every 3 weeks. The only DLT observed without granulocyte colony-stimulating factor (G-CSF) was neutropenia; therefore, further dose escalation with empiric, prophylactic G-CSF is ongoing. To date, one objective partial response has been observed at the MTD without G-CSF in a patient with Hodgkin lymphoma.

•	Also in June, Cytokinetics announced the results of a Phase Ib clinical trial sponsored by GlaxoSmithKline (GSK) designed to evaluate ispinesib in combination with capecitabine, an oral chemotherapy agent commonly used in the treatment of breast cancer. The investigators in this clinical trial concluded that the combination of ispinesib with capecitabine had an acceptable tolerability profile on the 21-day schedule investigated in the trial. The DLTs in this combination regimen were consistent with the monotherapy toxicities of ispinesib (prolonged neutropenia) and capecitabine (rash). In this trial, the best response observed among the 24 patients treated was a partial response in a patient with advanced breast cancer. In addition, 11 patients had a response of stable disease.

•	During the quarter, GSK continued to enroll and dose-escalate patients in the ongoing first-time-in-humans clinical trial of GSK-923295, a novel inhibitor of centromere-associated protein E (CENP-E). This open-label, non-randomized, dose-finding Phase I trial is designed to investigate the safety, tolerability, pharmacodynamics and pharmacokinetic profile of GSK-923295 in patients with advanced solid tumors. An oral presentation at the 2008 American Association of Cancer Research (AACR) Annual Meeting held in San Diego, California highlighted interim clinical data from this trial.

Research

•	During the quarter, Cytokinetics announced the selection of a development compound that is an activator of the skeletal sarcomere. This compound has demonstrated encouraging pharmacological activity in non-clinical models suggesting that it could be developed as a potential treatment for skeletal muscle weakness associated with neuromuscular diseases or other conditions. This compound is the fifth development compound to emerge from Cytokinetics’ research activities focused on discovering novel therapeutics directed towards cytoskeletal biology.

•	In the second quarter, Cytokinetics advanced novel smooth muscle myosin inhibitors in lead optimization activities towards the potential selection of one or more development compounds. Company scientists have characterized compounds arising from this research in pharmacology studies and have demonstrated encouraging evidence of efficacy for an inhaled formulation of certain of these compounds in preclinical bronchoconstriction models related to asthma and other reactive airways disorders.

•	In June, Cytokinetics announced that it agreed to extend the research term under its strategic alliance with GSK to continue research activities focused towards CENP-E.

Corporate

•	During the quarter, Cytokinetics appointed Denise Gilbert, Ph.D. to the company’s Board of Directors.

•	On July 1, 2008, Charles Homcy, M.D. resigned from the company’s Board of Directors. Dr. Homcy remains a member of the Cytokinetics’ Scientific Advisory Board and a consultant to the company.

Financials

Revenues from research and development collaborations for the second quarter of 2008 were $3.1 million, compared to $3.2 million for the same period in 2007. Revenues for the second quarter of 2008 and 2007 were primarily derived from the company’s collaboration and option agreement with Amgen.

Total research and development (R&D) expenses in the second quarter of 2008 were $14.9 million, compared to $13.7 million for the same period in 2007. The increase in R&D expenses in the second quarter of 2008, compared to the same period in 2007, was primarily due to increased spending related to the company’s clinical and preclinical outsourcing costs and higher laboratory and personnel expenses.

Total general and administrative (G&A) expenses for the second quarter of 2008 were $4.3 million, compared to $4.0 million for the same period in 2007. The increase in G&A expenses in the second quarter of 2008, compared to the same period in 2007, was primarily due to increased spending for outside services.

The net loss for the three months ended June 30, 2008, was $15.4 million, or $0.31 per share, compared to a net loss for the same period in 2007 of $12.6 million, or $0.27 per share.

Cytokinetics also reported results of its operations for the six months ended June 30, 2008. Revenues from research and development collaborations for the six months ended June 30, 2008 were $6.1 million, compared to revenues of $6.4 million for the same period in 2007. The decrease in collaborative research revenues for the first six months of 2008, as compared to the same period in 2007, was primarily the result of lower revenue from our collaboration and research agreement with GSK.

Total R&D expenses for the six months ended June 30, 2008 were $29.0 million, compared to $26.2 million for the same period in 2007. The increase in R&D expenses in the first six months of 2008, over the same period in 2007, was primarily due to the company’s clinical and preclinical outsourcing costs and higher laboratory and personnel expenses.

Total G&A expenses for the six months ended June 30, 2008 were $8.4 million, compared to $8.5 million for the same period in 2007. The decreased spending in the first six months of 2008, over the same period in 2007, was primarily due to lower legal fees, which was partially offset by an increase in spending for outside services and personnel expenses.

The net loss for the six months ended June 30, 2008, was $29.3 million, or $0.59 per share, compared to a net loss of $24.3 million, or $0.52 per share, for the same period in 2007.

Company Milestones for 2008

Cardiovascular

CK-1827452

•	In August, Cytokinetics plans to present additional data from the first 22 patients who completed treatment in the ongoing Phase IIa clinical trial of CK-1827452 in stable heart failure patients at the European Society of Cardiology 2008 Congress in Munich, Germany.

•	In September, Cytokinetics plans to present interim data from additional patients who have completed treatment in the ongoing Phase IIa clinical trials program of CK-1827452 in stable heart failure patients as part of the Late Breaking Clinical Trials Session at the Annual Meeting of the Heart Failure Society of America in Toronto, Ontario, Canada.

•	In the second half of 2008, Cytokinetics plans to initiate a Phase IIa clinical trial designed to evaluate an intravenous formulation of CK-1827452 administered to patients with stable heart failure undergoing clinically indicated coronary angiography in a cardiac catheterization laboratory. Cytokinetics anticipates data will be available from this trial in 2009.

•	In the second half of 2008, Cytokinetics anticipates that data will be available from the ongoing Phase IIa trial of CK-1827452 in patients with ischemic cardiomyopathy and angina.

•	In the second half of 2008, Cytokinetics anticipates that final data will be available from the Phase I trial of CK-1827452 evaluating the potential for certain drug-drug interactions in healthy volunteers.

As enrollment progresses in 2008 in all of the ongoing clinical trials of CK-1827452, Cytokinetics anticipates providing updated guidance on the timing and availability of expected data.

Oncology

Ispinesib (SB-715992)

•	In September, Cytokinetics plans to present data from the ongoing Phase I portion of its open-label, non-randomized Phase I/II clinical trial designed to evaluate ispinesib as monotherapy administered as a first-line treatment for chemotherapy-naïve patients with locally advanced or metastatic breast cancer at ASCO’s 2008 Breast Cancer Symposium in Washington, D C.

SB-743921

•	In the second half of 2008, Cytokinetics anticipates final data will be available from the Phase I portion of its ongoing Phase I/II clinical trial of SB-743921 as a potential treatment of patients with Hodgkin or non-Hodgkin lymphoma.

GSK-923295

•	In October, GSK plans to present data from its Phase I clinical trial of GSK-923295 in advanced solid tumors at the EORTC–NCI-AACR International Conference in Geneva, Switzerland.

As enrollment progresses in 2008 in all of our clinical trials in oncology, Cytokinetics anticipates providing updated guidance on the timing and availability of expected data.

Corporate

•	In the second half of 2008, Cytokinetics anticipates providing the required clinical data from its CK-1827452 Phase IIa clinical trials program to Amgen in order to inform the potential exercise of Amgen’s option under the companies’ strategic alliance.

Conference Call and Webcast Information

Members of Cytokinetics’ management team will review second quarter results via a webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 57547896.

An archived replay of the webcast will be available via Cytokinetics’ website until August 14, 2008. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 57547896 from July 31, 2008 at 5:30 PM Eastern Time until August 14, 2008.

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs. Cytokinetics’ cardiovascular disease program is focused to cardiac myosin, a motor protein essential to cardiac muscle contraction. Cytokinetics’ lead compound from this program, CK-1827452, a novel small molecule cardiac myosin activator, entered Phase II clinical trials for the treatment of heart failure in 2007. Under a strategic alliance established in 2006, Cytokinetics and Amgen Inc. are performing joint research focused on identifying and characterizing activators of cardiac myosin as back-up and follow-on potential drug candidates to CK-1827452. Amgen has obtained an option for an exclusive license to develop and commercialize CK-1827452, subject to Cytokinetics’ development and commercial participation rights. Cytokinetics’ cancer program is focused on mitotic kinesins, a family of motor proteins essential to cell division. Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused on the potential treatment of cancer. Cytokinetics is developing two novel drug candidates that have arisen from this program, ispinesib and SB-743921, each a novel inhibitor of kinesin spindle protein (KSP), a mitotic kinesin. Cytokinetics is sponsoring a Phase I/II clinical trial of ispinesib as monotherapy as a first-line treatment in chemotherapy-naïve patients with locally advanced or metastatic breast cancer. In addition, Cytokinetics is conducting a Phase I/II trial of SB-743921 in patients with non-Hodgkin and Hodgkin lymphomas. GSK has obtained an option for the joint development and commercialization of ispinesib and SB-743921. Cytokinetics and GSK are conducting collaborative research activities directed to the mitotic kinesin centromere-associated protein E (CENP-E). GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK; GSK began a Phase I clinical trial with GSK-923295 in 2007. In April 2008, Cytokinetics announced the selection of a potential drug candidate directed towards skeletal muscle contractility which may be developed as a potential treatment for skeletal muscle weakness associated with neuromuscular diseases or other conditions. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ and its partners’ research and development activities, including the initiation, conduct, design, focus, scope, enrollment, progress and results of Cytokinetics’ and its partners’ planned research and development activities, including clinical trials and the anticipated timing for the announcement, presentation or availability of data from clinical trials; Cytokinetics’ provision to Amgen of clinical data to inform Amgen’s potential exercise of its option under the companies’ collaboration and option agreement; and the potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval or production of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; GSK may decide to postpone or discontinue development activities for GSK-923295, Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products, standards of care may change, others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target, and risks and uncertainties relating to the timing and receipt of payments from our partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

###

Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Revenues:
Research and development	$16	$119	$27	$265
License revenues	3,058	3,058	6,117	6,117

Total revenues	3,074	3,177	6,144	6,382

Operating Expenses:
Research and development	14,859	13,726	28,961	26,213
General and administrative	4,252	4,015	8,409	8,497

Total operating expenses	19,111	17,741	37,370	34,710

Operating loss:	(16,037)	(14,564)	(31,226)	(28,328)
Interest and other income	808	2,122	2,249	4,363
Interest and other expense	(135)	(186)	(281)	(356)

Net loss	$(15,364)	$(12,628)	$(29,258)	$(24,321)

Net loss per common share — basic and diluted	$(0.31)	$(0.27)	$(0.59)	$(0.52)
Weighted average shares used in computing net loss per common share – basic and diluted	49,365,685	46,899,720	49,329,775	46,825,800

Condensed Balance Sheet
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$86,861	$116,564
Short term investments	—	3,175
Other current assets	2,474	2,277

Total current assets	89,335	122,016
Long term investments	18,749	20,025
Property and equipment, net	6,728	7,728
Restricted investments	4,147	5,167
Other assets	407	434

Total assets	$119,366	$155,370

Liabilities and stockholders’ equity
Current liabilities	$24,952	$26,448
Long-term obligations	21,826	29,006
Stockholders’ equity	72,588	99,916

Total liabilities and stockholders’ equity	$119,366	$155,370